UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 3, 2009
ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

1100 Louisiana St, 10th Floor, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On August 31, 2009, EPCO Holdings, Inc. (“EPCO Holdings”) submitted a proposal to the Audit, Conflicts and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of the general partner of Enterprise Products Partners L.P. (“Enterprise”) to purchase $150.0 million of newly-issued common units representing limited partner interests of Enterprise. EPCO Holdings is a privately-held affiliate of Enterprise that is controlled by Dan L. Duncan, who is Chairman and a director of Enterprise’s general partner. The proposal provided that EPCO Holdings’ purchase of common units from Enterprise would be in a private placement (the “Private Placement”) exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The purchase price per common unit would be equal to a five percent discount to the five-day volume weighted average price (“5-Day VWAP”) of Enterprise common units as reported by the New York Stock Exchange (“NYSE”) at the close of business on September 4, 2009. The 5-Day VWAP would be based on (i) the closing price for the common units on the NYSE for each of the trading days in such five-day period and (ii) the total trading volume for the common units reported by the NYSE for each such trading day. The number of common units to be acquired by EPCO Holdings in the Private Placement would be subject to rounding to avoid fractional units.
     On September 1, 2009, the Committee reviewed EPCO Holdings’ proposal with respect to the Private Placement and determined that the terms and provisions of the Private Placement, as proposed by EPCO Holdings, are fair and reasonable to Enterprise and recommended the Private Placement to the Board. Later that same day, the Board reviewed the same proposal and, based in part on the recommendation of the Committee, authorized and approved the Private Placement.
     On September 3, 2009, Enterprise entered into a Common Unit Purchase Agreement (the “Purchase Agreement”) with EPCO Holdings, pursuant to which Enterprise agreed to sell $150.0 million of common units to EPCO Holdings on terms and conditions consistent with the proposal described above.
     Based upon the 5-Day VWAP of $26.58, Enterprise will issue and sell 5,940,594 common units pursuant to the Purchase Agreement at price equal to $25.25 per common unit. The Purchase Agreement also contains other customary representations, covenants and conditions. The closing of the Private Placement is scheduled to take place on or about September 8, 2009. The Private Placement is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering.
     As of August 31, 2009, Mr. Duncan and his privately-held affiliates beneficially owned approximately 31.9% of the outstanding common units of Enterprise, excluding 3.0% of the outstanding common units of Enterprise owned directly by Enterprise GP Holdings L.P., which is a publicly traded partnership also controlled by Mr. Duncan. As more fully discussed above, the terms of the Purchase Agreement have been approved by the Board (including the Committee).
     Enterprise intends to use the net proceeds from the Private Placement to temporarily reduce borrowings outstanding under the multi-year revolving credit facility of Enterprise Products Operating LLC, a wholly owned subsidiary of Enterprise, and for general partnership purposes.
     The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Purchase Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference into this Item 1.01.
Item 3.02 Unregistered Sales of Equity Securities.
     The description set forth under Item 1.01 above with respect to the expected issuance and sale by Enterprise of common units pursuant to the Purchase Agreement is incorporated by reference into this Item 3.02.
Item 8.01 Other Events.
     On September 4, 2009, Enterprise issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Common Unit Purchase Agreement, dated September 3, 2009, between Enterprise Products Partners L.P. and EPCO Holdings, Inc.
99.1	Press release dated September 4, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
	By:	Enterprise Products GP, LLC,
its general partner

Date: September 4, 2009	By:	/s/ Michael J. Knesek
Michael J. Knesek
Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products GP, LLC

EXHIBIT INDEX

Exhibit No.	Description

10.1	Common Unit Purchase Agreement, dated September 3, 2009, between Enterprise Products Partners L.P. and EPCO Holdings, Inc.
99.1	Press release dated September 4, 2009.